UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-52459	20-5415048
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-215-6500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Coast Crane Revolving Credit Facility

On February 21, 2014, Coast Crane Company (“Coast Crane”), Coast Crane Ltd. (“Coast Crane Ltd.”), a wholly owned subsidiary of Coast Crane and CC Acquisition Holding Corp. (“CC Acquisition”), a wholly-owned subsidiary of Essex Rental Corp. and the direct parent of Coast Crane, entered into a First Amendment (the “First Amendment”) to the Second Amended and Restated Credit Agreement (the “Coast Crane Credit Agreement”) by and among Coast Crane, Coast Crane Ltd., CC Acquisition, General Electric Capital Corporation, as Agent for the several financial institutions from time to time party to the Coast Crane Restated Credit Agreement and for itself as a lender, PNC Bank National Association, Wells Fargo Bank, National Association and Capital One Leverage Finance Corp., as lenders, and the other persons party thereto that are designated as Credit Parties thereunder.

The purpose of the First Amendment is to amend the mandatory prepayment provision to exclude proceeds received from permitted equipment asset sales and to waive an event of default that occurred as a result of permitted equipment asset sales and the failure to apply proceeds to the term loan under the Coast Crane Credit Agreement. In addition, the First Amendment amends the borrowing base calculation as it relates to new equipment inventory, and creates a progressive new equipment inventory cap based on a leverage ratio. The following description describes the material terms of the First Amendment but does not purport to describe all of the terms thereof and is qualified in its entirety by the full text of the First Amendment, which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

The Coast Crane Credit Agreement provides for a revolving loan and letter of credit facility (the “Coast Crane Facility”), in the maximum aggregate principal amount of $35,000,000 with a $2,000,000 aggregate principal sublimit for letters of credit and a subfacility for revolving loans to Coast Crane Ltd. of up to $10,000,000. The Coast Crane Credit Agreement also provides for a term loan (the “Term Loan”), in the maximum principal amount of $40,000,000 with mandatory principal repayments of $500,000 per quarter beginning on June 30, 2013. Coast Crane and Coast Crane Ltd. may borrow, repay and reborrow under the Coast Crane Facility. Coast Crane’s ability to borrow under the Coast Crane Facility is subject to, among other things, a borrowing base which is calculated as the sum of (a) 85% of eligible Coast Crane accounts, (b) the lesser of 50% of eligible Coast Crane inventory and $5 million, (c) the lesser of (i) 95% of the lesser of (x) the lesser of (i) 95% of the lesser of (x) the Net Orderly Liquidation Value and (y) the invoice cost, of U.S. Eligible New Sale Equipment Inventory and (ii) the U.S. Eligible New Sale Equipment Inventory Cap (as hereinafter defined) and (d) 85% of the net orderly liquidation value of eligible other equipment, less reserves established by the lenders and the liquidity reserve. Coast Crane Ltd.’s ability to borrow under the Coast Crane Facility is subject to among other things, a borrowing base which is calculated as the sum of (a) 85% of eligible Coast Crane Ltd. accounts, (b) the lesser of 50% of eligible Coast Crane Ltd. inventory and $750,000, (c) the lesser of (i) 95% of the lesser of (x) the net orderly liquidation value and (y) the invoice cost, of eligible new Coast Crane Ltd. equipment and (ii) $2,000,000 and (d) 85% of the net orderly liquidation value of eligible other Coast Crane Ltd. equipment, less reserves established by the lenders and the liquidity reserve.

The U.S. Eligible New Sale Equipment Inventory Cap shall mean the U.S. Eligible New Sale Equipment Inventory Cap in effect from time to time determined based upon the applicable leverage ratio then in effect. The U.S. Eligible New Sale Equipment Inventory Cap is adjusted from $4 million to $15 million based on the applicable leverage ratio then in effect and also based on the amount of U.S. Eligible New Sale Equipment Inventory that is under a written agreement to be sold to a customer.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1
First Amendment to the Second Amended and Restated Credit Agreement (the “First Amendment”), dated February 21, 2014, by and among Coast Crane Company, Coast Crane Ltd., CC Acquisition Holding Corp., General Electric Capital Corporation, as Agent for the several financial institutions from time to time party to the Second Amended and Restated Credit Agreement and for itself as a lender, PNC Bank National Association, Wells Fargo Bank, National Association and Capital One Leverage Finance Corp., as lenders, and the other persons party thereto that are designated as Credit Parties thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date:	February 25, 2014	By:	/s/ Kory M. Glen
Kory M. Glen
Chief Financial Officer